EXHIBIT 99.2



   [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]


                          NEWS RELEASE

DATE:  March 19, 1997                   ATMOS MEDIA CONTACT:
                                        Margaret Watson
                                        (972)855-4050

FOR RELEASE:  IMMEDIATELY               ANALYST/INVESTOR CONTACT:
                                        Jack Eversull
                                        (972)855-3729


     ATMOS ENERGY CORPORATION PLANS TO ENHANCE ITS CUSTOMER
                       SERVICE OPERATIONS

Dallas, Texas - Atmos Energy Corporation (NYSE: ATO) announced today plans to enhance its customer service operations by setting up a network of payment centers throughout its service areas and establishing a central customer support call center. "These changes are being made to enhance customer service and to ensure that the company can continue to compete and perform well in the future," said Charles Goodman, Atmos' executive vice president of operations.

Goodman said, "The company's future competitiveness depends on making these types of changes. Many other utilities have already started their own central customer support call centers and have achieved the added efficiencies which are available through new technologies. This plan will provide opportunities to capitalize on Atmos' strengths and position the company for future growth."

The payment centers are to be provided by a national vendor, and located in local businesses such as convenience stores and supermarkets, providing customers with longer hours and weekends to pay their bills. The payment centers should be in place by early summer. "We want to make it as convenient as possible for our customers to do business with our company," said Goodman.

Atmos also plans to open a central customer support call center by early 1998. The company expects to staff the customer support call center with about 130 employees. Goodman said there will be a net reduction of approximately 240 positions by these business process changes over the next 12 months as business office operations are restructured, customer support call centers are staffed and new operating practices are implemented. The company's 108 business offices will be closed for routine business traffic; however, approximately 77 service centers will remain in the communities. Employees who are displaced by these business changes will be eligible for a competitive package of severance benefits. The company anticipates that severance benefits and other expenses related to these customer service enhancements will be recognized during this fiscal year. In fiscal year 1998 and in future years, the company expects to realize significant cost savings as a result of these changes.

Atmos Energy Corporation provides natural gas service to more than 680,000 customers in Texas, Colorado, Kansas, Missouri, Louisiana and Kentucky through its operating companies - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company and Western Kentucky Gas Company.

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